As filed with the Securities and Exchange Commission on October 18, 2010.
Registration No. 333-147347

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
to
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Abraxis BioScience, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	30-0431735 (I.R.S. Employer Identification No.)
11755 Wilshire Boulevard, Suite 2000
Los Angeles, California 90025
(Address, Including Zip Code, of Principal Executive Offices)
Abraxis BioScience, Inc. 2007 Stock Incentive Plan
American BioScience, Inc. Restricted Unit Plan I
American BioScience, Inc. Restricted Unit Plan II
(Full Title of Plan)
Perry Karsen
President
Abraxis BioScience, Inc.
11755 Wilshire Boulevard, Suite 2000
Los Angeles, CA 90025
(310) 883-1300
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)
With copies to:

Jonn R. Beeson Kevin B. Espinola Jones Day 3161 Michelson Drive, Suite 800 Irvine, California 92612-4408 (949) 851-3939	Maria Pasquale Vice President and Chief Legal Counsel Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901 (908) 673-9000
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES
     On November 13, 2007, Abraxis BioScience, Inc. (the “Company”) filed a registration statement on Form S-8, Registration Number 333-147347 (the “Registration Statement”), with respect to (a) 600,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), relating to the Abraxis BioScience, Inc. 2007 Stock Incentive Plan and (b) 3,537,319 shares of Common Stock relating to the American BioScience, Inc. Restricted Unit Plan I and the American BioScience, Inc. Restricted Unit Plan II.
     On October 15, 2010, upon the terms and subject to the conditions of the Agreement and Plan of Merger, dated as of June 30, 2010, among the Company, Celgene Corporation, a Delaware corporation (“Parent”), and Artistry Acquisition Corp., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of Parent, Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving entity and a wholly-owned subsidiary of Parent. As a result of the Merger, the Company has terminated all offerings of Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any shares of Common Stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of Common Stock under the Registration Statement which remain unsold as of the effective time of the Merger.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on October 18, 2010.

Abraxis BioScience, Inc.
By:	/s/ Perry Karsen
Perry Karsen
President and Director

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-8 has been signed below by the following persons in the capacities and on the date indicated.

SIGNATURES	TITLE	DATE

/s/ Andre Van Hoek Andre Van Hoek	Chief Financial Officer and Director	October 18, 2010

/s/ Sandesh Mahatme Sandesh Mahatme	Treasurer, Secretary and Director	October 18, 2010

/s/ Wayne Folkart
Wayne Folkart	Vice President — Tax and Director	October 18, 2010